Exhibit 99.1

CorMedix Inc. Granted Orphan Drug Designation for Taurolidine for Treatment of Neuroblastoma

Berkeley Heights, NJ – February 26, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and other diseases, today announced that it received notification on Friday, February 23, 2018 that the U.S. Food and Drug Administration (FDA) granted orphan drug designation to taurolidine for the treatment of neuroblastoma. Taurolidine is currently in preclinical development for neuroblastoma and is a key component in the Company’s lead product, Neutrolin®, a novel anti-infective solution for the reduction and prevention of catheter-related infections and thrombosis in patients requiring central venous cathers in end stage renal disease.

“We are pleased to expand on our potential indications for taurolidine and to receive orphan drug designation for treatment of neuroblastoma,” said Khoso Baluch, Chief Executive Officer of CorMedix. “We believe taurolidine could have potential activity in this rare pediatric disease area, based on ongoing laboratory studies. Current treatments offer poor outcomes and based on its potential synergy with other drugs approved in this area, we believe taurolidine could become an important therapy for neuroblastoma. Our goal in this area is to partner with an appropriate cancer-focused company to advance taurolidine into clinical development and ultimately obtain marketing approval.”

Orphan drug designation is granted by the FDA to novel drugs or biologics that treat rare diseases or conditions affecting fewer than 200,000 patients in the U.S. The designation provides CorMedix with a potential seven-year period of U.S. marketing exclusivity upon approval of the drug for commercial distribution, and eligibility for grant funding, clinical trial design assistance, as well as tax credits for research costs, and the waiver of Prescription Drug User Fee Act (PDUFA) filing fees.

Neuroblastoma is a severe form of cancer that originates in certain types of nerve tissues and most often begins in the adrenal glands, which are the small glands on top of the kidneys. It can develop in the chest, stomach, neck, pelvis, or bones. Children ages five or younger are most commonly affected and symptoms include fatigue, loss of appetite, and fever. The tumor can cause a large bump in the neck region and bulging of the eyes and dark circles around the eyes. In infants it can cause difficulty breathing. A genetic pattern of inheritance for neuroblastoma can be passed from parent to child and resistant forms of the disease are prevalent and can recur.

The Pediatric Oncology Experimental Therapeutics Investigators’ Consortium (POETIC) has been contracted by CorMedix to carry out experiments on cell lines and in animal models. Dr. Antony Pffafle, Chief Scientific Officer of CorMedix, spearheads the collaboration with POETIC on preclinical development of taurolidine-based therapies for cancer. Initial candidate therapies are being developed and formulated for delivery to tumors, including potential combination therapies involving taurolidine plus another chemotherapy.  The anti-cancer activity of these candidates was evaluated successfully in various cancer cell lines, and animal studies are ongoing.

About POETIC

The Pediatric Oncology Experimental Therapeutics Investigators' Consortium (POETIC) was founded in February 2003 by Dr. Lia Gore at the University of Colorado Cancer Center and Dr. Tanya Trippett at Memorial Sloan-Kettering Cancer Center. POETIC is composed of ten large academic medical centers in North America with a major emphasis on comprehensive cancer care and research that provide the collaborative and research strength needed to complete intensive phase I and II studies.

POETIC’s participating centers are:
Alberta Children's Hospital (Aru Narenderan, MD, Ph.D)
Arkansas Children's Hospital, Little Rock (Kathleen A. Neville, MD, MS)
Arnold Palmer Hospital for Children/MD Anderson Cancer Center Orlando (Amy Smith, MD)
Dana-Farber/Children's Hospital Cancer Center (Susan Chi, MD)
MD Anderson Cancer Center (Cynthia Herzog, MD)
Lucile Salter Packard Children's Hospital, Stanford (Norman James Lacayo, MD)
Memorial Sloan-Kettering Cancer Center (Tanya Trippett, MD)
Penn State Hershey Children's Hospital (Lisa M. McGregor, M.D., Ph.D.)
Phoenix Children's Hospital (Jessica Boklan, MD)
Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins (Dr. Patrick Brown)
University of Texas Health Science Center (Steve Weitman, M.D., Ph.D.)

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin®; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the ongoing LOCK-IT 100 trial and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contacts:

Dan Ferry
Managing Director
LifeSci Advisors